EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

RED ROBIN GOURMET BURGERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Other(2)	45,395	$6.92 (2)	$314,133.40 (2)	$110.20 per $1,000,000	$34.62
	Total Offering Amounts						$34.62
	Total Fee Offsets						$0.00
	Net Fee Due						$34.62

(1)	Represents 45,395 shares of common stock, par value $0.001 per share (the “common stock”) of Red Robin Gourmet Burgers, Inc. (the “Company”) that are reserved for issuance upon the vesting of restricted stock units granted to Todd Wilson, the Company’s Executive Vice President and Chief Financial Officer, as an inducement material to Mr. Wilson’s appointment as described in the accompanying registration statement on Form S-8 (the “Inducement Grant”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also includes additional shares of common stock in respect of the securities identified in the above table that may become issuable pursuant to the Inducement Grant by reason of any stock dividend, stock split, recapitalization or similar adjustments.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share of common stock and the maximum aggregate offering price are based on the average of the $7.03 (high) and $6.80 (low) sale price of the common stock as reported on The Nasdaq Stock Market LLC on 11/9/2022, which date is within five business days prior to filing this registration statement.